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                                                                  Exhibit 10.12

[LETTERHEAD FOR SENOMYX, INC.]


June 7, 2000

Klaus Gubernator
13434 Glencliff Way
San Diego, CA 92130

Telephone: (858) 350-8341


Dear Klaus:

It is my pleasure to provide you with this letter setting forth the principal terms for you to join Senomyx, Inc., a Delaware corporation (the "Company"), which is located in La Jolla, California.

POSITION:     Vice President of Chemistry. You will report to Mark Zoller,
              Vice President of Research.

COMPENSATION: Monthly compensation will be $16,667 per month, minus standard deductions and withholdings.

EQUITY: Subject to approval by the Company's Board of Directors and pursuant to the terms of a separate Stock Option Agreement and the Company's Equity Incentive Plan, the Company will grant to you the right to purchase at fair market value 200,000 shares (the "Shares") of the common stock of the Company. Assuming your continuous employment, the Shares will vest according to the following schedule: (i) twenty five percent (25%) of the total (50,000 shares) will vest upon the first anniversary of the commencement of your employment with the Company; (ii) one


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              forty-eighth (1/48) of the total (approximately 4,166 shares)
              will vest ratably on a monthly basis beginning at the end of the one year and will continue to vest over a three year period.

BENEFITS:     You will be eligible to participate in the Company's medical and dental benefit plans, as well as its 401(k) plan subject to the terms of the plans. Details about these benefit plans are available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

PAID TIME
OFF:          You will be entitled to 17 days per year of paid time off.

EMPLOYMENT
AT WILL: Your employment with the Company is not for a guaranteed or definite period of time. Your employment will be at will, which means it may be terminated at any time by you or the Company with or without cause or advance notice.

SEVERANCE:    In the event your employment is terminated without Cause (as defined herein) then upon the Company's receipt from you of an effective Release and Waiver of Claims in the form attached hereto as Exhibit C, the Company will pay you your monthly base salary, minus standard deductions and withholdings, for a period of three (3) months from the date of termination.

              For purposes of this offer letter, Cause will be defined as:

              (i) your repeated failure to satisfactorily perform your job duties;

              (ii) your failure to comply with all material applicable laws in performing your job duties or in directing the conduct of the Company's business;

              (iii) your commission of any felony or intentionally fraudulent or other act against the Company, or its affiliates, employees, agents or customers which demonstrates your untrustworthiness or lack of integrity;

              (iv) your participation in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates or which violates the terms of your Proprietary Information and Inventions Agreement; or

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              (v)    your commission of any fraud against the Company or any
                     of its affiliates or use or intentional appropriation for your personal use or benefit of any funds or properties of the Company not authorized by the Company's Board of Directors to be so used or appropriated.

EMPLOYEE
HANDBOOK:     As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company's Employee Handbook which will govern the terms and conditions of your employment. The Company's Employee
              Handbook may be modified from time to time at the sole discretion of the Company.

PROPRIETARY
INFORMATION
AND
INVENTIONS
AGREEMENT:    As a condition of employment, you will be required to sign and comply with the attached Proprietary Information and Inventions
              Agreement which, among other things, prohibits unauthorized use or disclosure of the Company's proprietary information.

THIRD PARTY
INFORMATION:  In your work for the Company, you agree that you will not make any unauthorized use or disclosure of any confidential or proprietary information governed by any agreement with any third party. You represent and warrant that your employment by the Company and your performance of your duties for the Company will not conflict with any prior agreement or relationship with any third party. You also agree that you will not enter into any agreement with any third party, either written or oral, in conflict with your duties to the Company. You acknowledge that: you have certain contractual obligations to your prior employers (e.g., your Noncompetition Agreement with E.I. du Pont de Nemours and Company); the Company expects you to abide by all lawful obligations under all such agreements; and the Company is not indemnifying you with regard to your obligations under such agreements. During your employment with the Company, you will be expected to use in the performance of your duties only that information generally known and used by persons with training and experience comparable to your own, information which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Further, you agree not to bring onto the premises of the Company, nor to be in unauthorized possession or control of, any


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              unpublished documents or any property belonging to any former employer or any other party unless consented to in writing by that former employer or party.

WORKING
HOURS: Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

ENTIRE
AGREEMENT:    This letter, together with your Proprietary Information and
              Inventions Agreement and the Employee Handbook, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and they can only be modified or amended in a written agreement signed by you and a duly authorized Company officer.

START DATE:   June 14, 2000, or at another mutually agreeable date. This offer is subject to proof of United States Citizenship or other proof of employability in the United States and to the approval of the Board of Directors of Senomyx, Inc. and if not accepted by June
              9, 2000 it will lapse.

We are excited about Senomyx's prospects for success, and anticipate that your contribution will substantially enhance our progress. I look forward to your joining the Company, and to working with you as we develop our business.

Sincerely,


/s/  Paul A. Grayson
     Paul A. Grayson
     President and Chief Executive Officer

SIGNED AND AGREED TO:

/s/  Klaus Gubernator
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June 9, 2000
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(Date)

cc: Jean J. Lockhart

Exhibit A - Employee Proprietary Information and Inventions Agreement